UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2021

MOTUS GI HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38389	81-4042793
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1301 East Broward Boulevard, 3rd Floor Ft. Lauderdale, FL	33301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 541-8000

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchanged on Which Registered
Common Stock, $0.0001 par value per share	MOTS	The Nasdaq Capital Market

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 22, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Motus GI Holdings, Inc. (the “Company”), the Board increased its size to eight directors and appointed Sonja Nelson as a director to fill the newly created vacancy. Ms. Nelson was also appointed to serve as a member of, and as Chair of, the Audit Committee of the Board (the “Audit Committee”) effective as of June 22, 2021. In connection with Ms. Nelson’s appointment, Shervin Korangy stepped down as a member of, and as Chair of, the Audit Committee, effective as of June 22, 2021. Mr. Korangy will continue to serve as a director of the Company.

Ms. Nelson, age 48, began serving as the Senior Vice President, Finance, of ImmunityBio, Inc. (NASDAQ: IBRX), in March 2021. Ms. Nelson served as the Chief Financial Officer of NantKwest, Inc. from June 2018 to March 2021, at which time NantKwest, Inc. merged with ImmunityBio, Inc. (NASDAQ: IBRX). Ms. Nelson previously served as the Chief Accounting Officer of NantKwest, Inc. from May 2016 to June 2018 and as the VP/Corporate Controller of NantKwest, Inc. from November 2015 to May 2016. Ms. Nelson also served as a director of Inex Bio (a subsidiary of NantKwest, Inc., now merged with ImmunityBio, Inc. (NASDAQ: IBRX)) from October 2017 to June 2021. Prior to joining NantKwest, Inc., Ms. Nelson was Vice President and Corporate Controller at AltheaDx, Inc. from July 2014 through October 2015. Previously, Ms. Nelson was Senior Director and Controller at Cadence Pharmaceuticals, Inc. (acquired by Mallinckrodt plc) from May 2012 through June 2014. Prior to that, Ms. Nelson was Director, General Accounting at Cricket Communications, Inc. (acquired by AT&T, Inc.) from September 2008 through May 2012. Ms. Nelson began her career with KPMG LLP, holds a Bachelor’s degree in business administration with specialization in taxation and auditing from the University of Applied Sciences in Pforzheim, Germany, and is a Certified Public Accountant. Ms. Nelson was selected as a director due to her management experience with pharmaceutical and consumer health products, and her financial and accounting experience.

Ms. Nelson will serve as a director on the Board until the 2021 annual meeting of the Company’s stockholders or until her successor is elected and qualified, subject to her earlier resignation or removal. In connection with her appointment, Ms. Nelson was granted an option to purchase 50,000 shares of the Company’s common stock with an exercise price of $1.04 per share, with one-half vesting on the first anniversary of the date of grant and the remaining options vesting on the second anniversary of the date of grant, subject to Ms. Nelson’s continued service to the Company. The option grant is subject to the terms and conditions of the Company’s 2016 Equity Incentive Plan, as amended, and the related stock option agreement. Ms. Nelson will also be compensated pursuant to the Company’s standard practice for quarterly fees to non-employee directors. All fees will be pro-rated for the current year.

There are no family relationships between Ms. Nelson and any other executive officers or directors of the Company. There is no arrangement or understanding between Ms. Nelson and any other persons pursuant to which Ms. Nelson was selected as a director. In addition, Ms. Nelson is not a party to any transaction, or series of transactions, required to be disclosed pursuant to Item 404(a) of Regulation S-K.

The Board has determined that Ms. Nelson qualifies as an audit committee financial expert within the meaning of SEC regulations and The NASDAQ Marketplace Rules.

The Company will enter into an indemnification agreement with Ms. Nelson (the "Indemnification Agreement"), in the Company's standard form which has been previously entered into by the Company with each of the Company's directors and executive officers, the form of which was filed as Exhibit 10.17  to the Company's Registration Statement on Form S-1 filed with the Securities and Exchange Commission on January 5, 2018.

Item 7.01. Regulation FD.

On June 23, 2021, the Company issued a press release announcing the appointment of Ms. Nelson. A copy of the press release is attached hereto as Exhibit 99.1.

The information in this Current Report on Form 8-K under Item 7.01, including the information contained in Exhibit 99.1, is being furnished to the Securities and Exchange Commission, and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by a specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) The following exhibit is furnished with this report:

Exhibit No.	Description
99.1	Press Release issued by Motus GI Holdings, Inc., dated June 23, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTUS GI HOLDINGS, INC.

Dated: June 23, 2021	By:	/s/ Timothy P. Moran
	Name:	Timothy P. Moran
	Title:	Chief Executive Officer